EXHIBIT 99.2

Immunomedics Highlights Progress With Clinical Programs At R&D Day

MORRIS PLAINS, N.J., Sept. 17, 2008 (GLOBE NEWSWIRE) -- Immunomedics, Inc. (Nasdaq:IMMU), a biopharmaceutical company focused on developing monoclonal antibodies to treat cancer and other serious diseases, today provided a detailed review and update of the Company's clinical pipeline, including plans for future clinical and research developments at the Company's Research and Development Day held at the Waldorf Astoria Hotel in New York City. An archived version of today's webcast will be available through October 16, 2008 on the R&D Day page of the Investor Relations section of the Company's website at www.immunomedics.com.

Key summaries of today's presentations include:

 * Planned registration trial of epratuzumab in combination with veltuzumab in non-Hodgkin's lymphoma (NHL) for 2009.

 * Evaluation of veltuzumab in patients with immune thrombocytopenic purpura (ITP) has been transitioned to the subcutaneous
   formulation.

 * Two patients with advanced stage cancer of the pancreas responded to yttrium-90-labeled hPAM4 combined with gemcitabine, and were maintained without symptoms of disease for over 7 and 5 months, respectively.

 * The Company plans to develop hPAM4 in-house through all phases of clinical trials.

 * Clinical testing of doxorubicin-conjugated milatuzumab in multiple myeloma patients expected to begin in 2009.

 * The Company was awarded two Phase-II small business innovation research grants by the National Cancer Institute to study the milatuzumab-doxorubicin and hRS7-SN38 conjugates, in hematological cancers and lung cancer, respectively.

"We have a strong history of successfully introducing new antibodies into the clinic to address diseases with either unmet medical needs or large commercial potentials. Today's presentations reaffirmed our strength in research and development," remarked Cynthia L. Sullivan, President & CEO. "The multiple presentations at upcoming scientific meetings and medical conferences will further enhance the visibility of our product candidates. We will continue to increase the value of our portfolio by launching studies with new agents or into new disease indications with existing molecules. We expect that these new studies will be funded internally, sponsored by outside investigators or through our partnerships with Nycomed and UCB."

Epratuzumab

The Company plans to begin patient enrollment for a registration trial in patients with NHL, potentially evaluating epratuzumab in combination with veltuzumab, during calendar year 2009. Discussion with regulatory agencies regarding these plans are being scheduled. Final analysis of the North Central Cancer Treatment Group's Phase II diffuse large B-cell lymphoma study with epratuzumab added to rituximab-CHOP is expected in late 2008. The Children Oncology Group's pediatric acute lymphoblastic leukemia trial is expected to complete enrollment in the first half of 2009. Also in 2009, UCB will report results from their Phase IIb lupus study of epratuzumab.

Veltuzumab

The Phase I/II study of veltuzumab in patients with ITP has now been transitioned from IV infusions to subcutaneous injections. For the NHL/chronic lymphocytic leukemia (CLL) study, one patient who entered the study had a visible and palpable large neck mass. After receiving only a single subcutaneous injection of a low dose of 80 mg of veltuzumab, circulatory B-cell levels were depleted, indicating that veltuzumab, administered subcutaneously, was distributed in the body similar to the intravenous formulation and was well tolerated. More importantly, CT scans showed a reduction of the tumor mass, indicating that this low dose given by subcutaneous route is active in this setting. Patient enrollment is progressing well. The initial results from both the ITP study and the subcutaneous NHL/CLL study have been submitted for the upcoming ASH meeting in December 2008. In rheumatoid arthritis, the Company's partner, Nycomed, is actively working towards initiating new studies next year.

hPAM4

Current Phase Ib, open-label, dose exploration study of (90)Y-labeled hPAM4 administered as one or more treatment cycles of fractionated multi-dose radioimmunotherapy in combination with radiosensitizing doses of gemcitabine as front-line therapy for patients with Stage III unresectable, locally advanced or Stage IV, metastatic pancreatic cancer has completed the first dose level of 6.5 mCi/m(2) of (90)Y-hPAM4 and 200mg/m(2) of gemcitabine. The first two patients produced negative PET and CT scans showing disease reduction after treatments. Preliminary results have been submitted as abstracts to the 2009 ASCO-GI and Society for Nuclear Medicine annual conferences. The Company intends to develop PAM4 internally through Phase III registration trials.

Milatuzumab

The Company is working on completing the Phase I/II clinical trials with naked milatuzumab in patients with multiple myeloma, NHL or CLL, and plans to bring the doxorubicin-conjugated milatuzumab into clinical testing in 2009. An abstract on the multiple myeloma study has been submitted for presentation at the 2008 ASH annual meeting this December.

Platform Technologies

Scientists from Immunomedics and its majority-owned subsidiary, IBC Pharmaceuticals, Inc., reviewed progress with two platform technologies, the Dock-and-Lock (DNL) method of fusing proteins and antibodies, and the Company's proprietary antibody-drug conjugation technology. DNL has successfully produced more potent multivalent anti-CD20 forms, as well as anti-CD20/CD22 bispecific antibodies. DNL has also permitted the Company to construct very active antibody-cytokine constructs, starting with 4 interferon-a2b molecules fused to the Company's proprietary anti-CD20 veltuzumab antibody, and has shown very high efficacy in a human lymphoma transplant model.

The antibody-drug conjugate program plans to bring its milatuzumab-doxorubicin product into clinical trials in 2009, and advance its SN-38-antibody conjugates in preclinical studies involving colonic and lung cancer models.

About Immunomedics

Immunomedics is a New Jersey-based biopharmaceutical company primarily focused on the development of monoclonal, antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. We also have a majority ownership in IBC Pharmaceuticals, Inc., which is developing a novel Dock-and-Lock (DNL) methodology for making fusion proteins and multifunctional antibodies, and a new method of delivering imaging and therapeutic agents selectively to disease, especially different solid cancers (colorectal, lung, pancreas, etc.), by proprietary, antibody-based, pretargeting methods. We believe that our portfolio of intellectual property, which includes approximately 121 patents issued in the United States and more than 302 other patents issued worldwide, protects our product candidates and technologies. For additional information on us, please visit our website at http://www.immunomedics.com. The information on our website does not, however, form a part of this press release.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with new product development (including clinical trials outcome and regulatory requirements/actions), our dependence on our licensing partners for the further development of epratuzumab for autoimmune indications and veltuzumab for non-cancer indications, competitive risks to marketed products and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  Immunomedics, Inc.
          Dr. Chau Cheng, Associate Director, Investor Relations &
           Business Analysis
          (973) 605-8200, extension 123
          ccheng@immunomedics.com